Exhibit 15.1

September 23, 2015

To the Board of Directors and Shareholders of

SunCoke Energy Partners LP

We are aware of the incorporation by reference in this Registration Statement (Form S-3) of SunCoke Energy Partners, L.P. and in the related Prospectus for the registration of 4,847,287 common units representing limited partner interests in the Partnership of our report dated August 12, 2015 relating to the unaudited consolidated interim financial statements of Raven Energy LLC and affiliate included in Form 8-K filed on August 18, 2015 and amended September 23, 2015 for the quarter ended June 30, 2015.

/s/ Ernst & Young LLP

Charleston, WV